Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

September 21, 2023

Nutanix, Inc.

1740 Technology Drive, Suite 150

San Jose, California 95110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by Nutanix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 11,980,343 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (which plan is referred to herein as the “2016 Plan” and which shares of Class A Common stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the 2016 Plan and pursuant to the agreements related thereto.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2016 Plan and pursuant to the agreements which accompany the 2016 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

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